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                                                                   Exhibit 99.1


Tuesday May 14, 2:17 pm Eastern Time

Press Release

SOURCE: Valassis

Valassis to Increase Share Repurchase

Targets 75% of Cash Flow, Based on Second Half Forecasts

LIVONIA, Mich., May 14 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI - News), the leading company in marketing services and Connective Media(TM), announced that its board has agreed to increase its share repurchase allocation to a target of 75% of free cash flow for the balance of 2002. The company is currently on its fourth consecutive 5-million share authorization, and has previously allocated approximately 50% of its free cash flow to this investment.

Alan F. Schultz, Chairman, President and CEO said, "We have carefully reviewed current cash reserves as well as forecasts for cash generation and capital requirements for the balance of the year. When coupled with a complete examination of alternative uses of cash, increased share repurchase is the clear choice based on current circumstances." Schultz added, "We worked diligently to determine what was the best use of cash for our shareholders. Our strong cash flow will allow us to continue to execute our long term strategic growth plan, while providing ample resources to aggressively repurchase Valassis stock." Over the last six years, the company has bought in over 15 million shares of Valassis stock, allocating over $476 million of free cash flow. In addition, Valassis has reduced its debt during the same period by $157 million, and has concluded that further debt reduction at this time is not the most efficient use of cash. The company expects to generate between $120 million and $130 million in free cash flow in 2002. Valassis defines free cash flow as net income plus depreciation and amortization, minus capex. Free cash flow for the company is generally equal to its yearly net income.

Valassis connects people to brands through our wide range of marketing services programs offered to a variety of premier manufacturers and retailers. From mass, cluster targeted, to one-to-one communications, Valassis leads the industry in providing Connective Media(TM) solutions. These include newspaper-delivered co-op and specialty inserts, advertising, product sampling, direct mail, direct-to-door, on-line promotions, customer relationship marketing programs, and consulting services.

Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and to cause future results to differ from our operating results in the past. Such factors include, among others, the following: a new competitor in the Company's core free-standing insert business and consequent price war, which has occurred in the past when a new competitor entered the market; new technology that would make free-standing inserts less attractive; a shift in customer preference for different promotional materials, promotional strategies or coupon delivery methods, including in-store advertising systems and other forms of coupon delivery; an increase in the company's paper costs, a significant cost component of the Company's business; or economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions, or economic changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
SOURCE: Valassis